Exhibit 9.1

NexMetals Drills 32.45 Metres of 4.61% CuEq Including 5.88% CuEq Over 9.65
Metres Showing Continuity of High-Grade Mineralization at Selebi North

Vancouver, British Columbia, January 27, 2026 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (the “Company” or “NEXM”) reports assay results from an additional three drill holes successfully intersecting high-grade mineralization at the Selebi North Underground (“SNUG”) deposit. Drill holes SNUG-25-191, 192 and 194 were designed to test the strike continuity of mineralization in the down plunge extent of the South Limb of the Selebi North deposit.

Highlights

●	Drill Hole SNUG-25-194: intersected South Limb (Figure 1)

South Limb: 32.45 metres of 4.61% CuEq (1.61% Cu, 1.46% Ni)

including: 7.90 metres of 5.85% CuEq (1.11% Cu, 2.30% Ni)

and: 9.65 metres of 5.88% CuEq (2.35% Cu, 1.72% Ni)

●	Results continue to strengthen confidence in the size and continuity of the deposit.

Next Steps

●	Update the Mineral Resource Estimate (“MRE”) with the 2025 resource expansion drillholes and updated metallurgical test results.
●	Drilling is ongoing and drill hole SNUG-25-200 is currently testing the down plunge extension of N3.
●	Upon completion, the SNUG drill will transition to surface drilling for the 2026 Selebi Main resource expansion program (see news release dated January 15, 2026).
●	Deliver assay results for SNUG-25-197 and SNUG-25-199 which are currently pending.

Figure 1: Location of 2025 drill holes relative to the 2024 MRE and underground infrastructure.

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Sean Whiteford, CEO of the Company, commented: “These impressive assay results from SNUG-25-194 continue to confirm high grade continuity along the down plunge extension of the South Limb and reinforce our confidence in the growth potential of the deposit. Since the initial 2024 MRE, an additional 42,000 metres of drilling has been completed, and mineralization has been extended to a distance of over 315 metres beyond the lower extent of the resource (see news release dated August 13, 2025). These results will be incorporated into an updated MRE, in 2026.”

Total metres drilled as part of the 2025 Selebi North Underground resource expansion program is 9,617 metres in 10 completed holes, 6 abandoned holes and 1 in-progress hole. Assay results for three of these holes are reported below in Table 1 and drill hole collar details are provided in Table 2. SNUG-25-191 and SNUG-25-192 were step-out holes to test South Limb mineralization along strike, and this drilling was required for the updated MRE. Both holes intersected South Limb mineralization outside the thick zone of mineralization in the fold nose.

The various mineralized zones have been historically mined and subsequently named N2 Limb, N3 Limb and South Limb to demarcate their location on the folded mineralized horizon. Additional drilling is needed to properly determine true width of mineralization on each limb and define the folded mineralization.

Table 1: Assay Results Selebi North Deposit

Hole-ID	From (m)	To (m)	Length (m)[1]	Cu (%)	Ni (%)	Co (%)[2]	Limb	CuEq (%)[3]
SNUG-25-191	666.60	668.00	1.40	0.64	1.67	0.07	South	4.08
SNUG-25-192	796.85	797.45	0.60	1.20	1.13	0.04	South	3.51
SNUG-25-194	789.10	821.55	32.45	1.61	1.46	0.08	South	4.61
incl	789.10	797.00	7.90	1.11	2.30	0.12	South	5.85
and	802.50	812.15	9.65	2.35	1.72	0.09	South	5.88
and	813.80	816.75	2.95	2.14	1.39	0.07	South	5.00
and	818.80	821.55	2.75	2.02	1.98	0.10	South	6.09

1Length refers to drillhole length and not true width. True widths are unknown because of widely spaced drillholes in folded mineralized horizon.

2Co is not included in the MRE as cobalt analyses are not consistently available throughout the deposit.

3CuEq was calculated using the formula CuEq=Cu+2.06*Ni assuming long-term prices of US$10.50/lb Ni and US$4.75/lb Cu, and nickel and copper recoveries of 72.0% and 92.4%, respectively, derived from metallurgical studies which consider a conceptual bulk concentrate scenario.

Table 2: Drill Collar Information Selebi North Deposit

HOLE ID	Mine East	Mine North	Elevation	Dip	Mine Azimuth	Hole Length	Comment
SNUG-25-191	35367.1	84410.6	81.18	-62.2	158.8	752.7	Rig #2 810mL P5
SNUG-25-192	35367.1	84410.5	81.19	-56.2	155.5	857.7	Rig #2 810mL P5
SNUG-25-194	35366.9	84410.6	81.22	-55.4	160.0	950.8	Rig #2 810mL P5

Qualified Person

All scientific and technical information in this news release has been reviewed and approved by Sharon Taylor, VP Exploration of the Company, MSc, P.Geo, and a “qualified person” for the purposes of National Instrument 43-101 and Subpart 1300 of Regulation S-K.

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Quality Control

Drill core samples are BQTK (40.7 mm diameter). All samples are ½ core cut by a diamond saw on site. Half of the core is retained for reference purposes. Samples are generally 1.0 to 1.5 metre intervals or less at the discretion of the site geologists. Sample preparation and lab analysis was completed at ALS Chemex in Johannesburg, South Africa. Commercially prepared blank samples and certified Cu/Ni sulphide analytical control standards with a range of grades are inserted in every batch of 20 samples or a minimum of one set per sample batch. Analyses for Ni, Cu and Co are completed using a peroxide fusion preparation and ICP-AES finish (ME-ICP81).

Holes are numbered as follows: SNUG (Selebi North Underground) + year + hole number starting at 013.

Technical Report

The MRE on the Selebi Mine is supported by the technical report entitled “Technical Report, Selebi Mines, Central District, Republic of Botswana” and dated September 20, 2024 (with an effective date of June 30, 2024) (the “Selebi Technical Report”), and prepared by SLR Consulting (Canada) Ltd. for NEXM. Reference should be made to the full text of the Selebi Technical Report, which was prepared in accordance with NI 43-101 and Subpart 1300 of Regulation S-K and is available on SEDAR+ (www.sedarplus.ca) and EDGAR (www.sec.gov), in each case, under NEXM’s issuer profile.

About NexMetals Mining Corp.

NexMetals Mining Corp. is a TSX.V and NASDAQ listed mineral exploration and development company focused on redeveloping the past-producing Selebi and Selkirk copper-nickel-cobalt-platinum group element mines in Botswana. NexMetals has confirmed the scale of mineralization is larger than historical estimates, supported by NI 43-101-compliant resource estimates, with ongoing down-hole geophysics, drilling, and metallurgical programs aimed at expanding resources and supporting future economic studies. The Company is led by an experienced management and technical team with a proven track record in global mineral projects, emphasizing disciplined execution, transparent governance, and long-term stakeholder value creation.

For further information about NexMetals Mining Corp., please contact:

Sean Whiteford

CEO

swhiteford@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

1-833-770-4334

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Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking information”) based on expectations, estimates and projections as at the date of this news release. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward-looking information includes, but is not limited to: ongoing and expected drilling at SNUG; the Company’s belief in expanded mineralization beyond the existing MRE; the release of assay results and the expected timing thereof; the expected continuity and scale of the South Limb, N2 and N3 mineralized systems; the Company’s intention to transition to surface drilling at SNUG; the Company’s intention to update its MRE in 2026; the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Selebi Mine as currently contemplated; the expectation that exploration activities (including drill results) will accurately predict mineralization; the expectation that the Company will implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Selebi Mine as currently contemplated; the effective targeting activities proposed by the Company; the benefits of the Company’s approach to exploration; management’s belief that the historical resource could be indicative of the presence of mineralization on the deposits; and the anticipated benefits of the Company’s approach to the resource development plan. These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, capital and operating costs varying significantly from estimates; the preliminary nature of metallurgical test results; the ability of exploration results to predict mineralization, prefeasibility or the feasibility of mine production; the risk that mineralized corridor will not continue at depth; the risk that assay results will not be as anticipated or received when anticipated; the risk that continuity and scale of the South Limb, N2 and N3 mineralized systems will not be as expected; additional drilling is needed to properly determine true width of mineralization on each limb and define the folded mineralization; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; delays in the development of projects; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s filings with the U.S. Securities and Exchange Commission on EDGAR (www.sec.gov) and public disclosure record on SEDAR+ (www.sedarplus.com), in each case, under NEXM’s issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.

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